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EQT CORPORATION
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On May 8, 2019, EQT Corporation issued the following news release:

EQT NOMINATES JANET L. CARRIG, JAMES T. MCMANUS II, AND VALERIE A. MITCHELL TO BOARD OF DIRECTORS

•                  Adopts Universal Proxy Card for 2019 Annual Meeting

•                  Three Long-Serving Directors to Step Down from Board

•                  If Elected, the Majority of EQT’s Refreshed and Reconstituted Board Will Be New, Independent Directors Added Since 2018

•                  Sends Letter to Toby Rice in Response to Rice Director Nominations

PITTSBURGH — (May 8, 2019) — EQT Corporation (NYSE: EQT) today filed its preliminary proxy statement and announced that its Board of Directors has nominated three new independent director candidates, Janet L. Carrig, James T. McManus II and Valerie A. Mitchell, to stand for election to its Board of Directors at the Company’s 2019 Annual Meeting of Shareholders on July 10, 2019.

In addition to the three new nominees, the EQT directors up for reelection this year are Philip G. Behrman, Ph.D., Christina A. Cassotis, William M. Lambert, Gerald F. MacCleary, Robert J. McNally, Anita M. Powers, Daniel J. Rice IV, Stephen A. Thorington and Christine J. Toretti. EQT directors James E. Rohr, A. Bray Cary, Jr. and Lee T. Todd, Jr., Ph.D. will not seek reelection and will step down from the Board at the 2019 Annual Meeting.

If the Company’s nominees are elected:

•      the majority of EQT’s refreshed and reconstituted Board will be new, independent directors;

•      nine of EQT’s 12 directors will have been elected since 2017;

•      nine of EQT’s 12 directors will have direct oil and gas industry upstream experience;

•      nine of EQT’s 12 directors will have CEO or CFO experience, six of whom with energy companies; and

•      approximately 42% of the Board will be female directors.

The EQT Board intends to adopt a universal proxy card. Universal proxy cards have been advocated for by the SEC, institutional investors and proxy advisory firms as a way to ensure a more fair, less cumbersome voting process. A universal proxy card provides for all nominees put forth by the EQT Board and the Rice Group to be listed on the same proxy card, allowing shareholders to elect any combination of director nominees they choose without attending the shareholder meeting in person.

The EQT Board of Directors issued the following statement:

Board refreshment is a priority for the new EQT, and we are pleased to nominate Janet Carrig, James McManus and Valerie Mitchell to serve as new, independent directors. The composition of our 2019 director slate reflects our focus on ensuring the skill sets, experience and perspectives of the Company’s directors are closely aligned with the needs of EQT following its recent transformation into a focused E&P business. The new director nominees bring extensive upstream, operating and executive experience — skill sets that complement those of EQT’s incumbent directors. We are confident that our new nominees are best qualified to help ensure EQT continues to successfully generate substantial and sustainable free cash flow growth.

We thank Jim Rohr, Bray Cary and Lee Todd for their valuable contributions to EQT. Under their oversight, EQT has grown and transformed, and today the Company is poised to deliver tremendous near- and long-term shareholder value creation.

We are pleased to embrace an emerging best practice in corporate governance by approving the use of a universal proxy card for the 2019 Annual Meeting. We believe our decision to use a universal proxy card this year demonstrates that EQT is open-minded, values the feedback it has received through its extensive shareholder engagement, welcomes diverse perspectives in the boardroom and is committed to continually enhancing its governance practices.

EQT is delivering outstanding results, demonstrating the success of the Company’s new leadership team and strategic plan — a result of our efforts over the last year to implement tangible, significant and value-creating change to responsibly, but meaningfully, disrupt the status quo at EQT. EQT is now on the right track, and we are confident that with the support of Janet Carrig, James McManus and Valerie Mitchell, the Company will continue to build on its strong momentum and unlock its enormous free cash flow potential.

As previously announced, the Company expects to generate approximately $300 to $400 million of adjusted free cash flow in 2019, and $2.9 billion of adjusted free cash flow over the next five years, with further upside from its Target 10% Initiative. Under the leadership of the reconstituted Board and management team, EQT is reducing costs while optimizing lateral length, spacing and operating cadence, and providing greater transparency and management accountability for shareholders.

In connection with determining the Company’s director slate for the 2019 Annual Meeting, the independent directors of the EQT Board sent the following letter to Toby Rice responding to the director nominations he previously submitted:

May 8, 2019

Dear Toby,

As the independent members of the Board of Directors (the “Board”) of EQT Corporation (the “Company” or “EQT”), we are writing to you in response to the nominations by you (together with Derek Rice and other participants, the “Rice Group”), of nine individuals (the “Nominees”) for election to the Board of EQT. You have previously stated that you would expect the Nominees, if elected, to terminate the Company’s new Chief Executive Officer and approximately 15 members of the Company’s senior management team (to be determined once you review them).

The Board has reviewed and considered your Nominees and concluded that the election of your slate of Nominees would not be in the best interests of EQT’s shareholders. Furthermore, we believe your proposals would immediately jeopardize shareholder value by destabilizing EQT’s continuing success in driving operational efficiencies and delivering sustainable free cash flow growth. We have detailed below important considerations regarding these matters:

EQT HAS TRANSFORMED, AND THE SUCCESS

OF THE NEW TEAM AND NEW STRATEGY IS EVIDENT

In November 2017, EQT completed the merger with Rice Energy Inc. (“Rice Energy”) and became the largest natural gas producer in the United States. In November 2018, EQT completed the spin-off of its midstream operations as Equitrans Midstream Corporation (“Equitrans”), creating the largest independent natural gas producer in the United States. Today, EQT has a world-class asset base positioned squarely in the core of the Appalachian basin with 15 to 20 years of drilling inventory. EQT may have the same name, but it has been transformed into a new, stronger company.

•      EQT changed its CEO, CFO and General Counsel and now has hired a distinguished Chief Operating Officer to spearhead EQT’s commitment to operational excellence.

•      EQT added four new directors in 2017, of which some have gone to Equitrans, and five new directors in 2018. If EQT’s three new director nominees are elected in 2019, a majority of the refreshed and reconstituted Board will be new, independent directors with a skill set closely aligned with the needs of our newly focused E&P business.

•      Before the spin-off, operational challenges resulted in a poor third quarter in 2018. Shortly thereafter, new management acted swiftly, announcing employee terminations and developing a rigorous, bottom-up business plan unveiled in January 2019 (the “Cash Flow Plan”) that addressed shareholder feedback. Our recent financial and operational results show that we have addressed the legacy issues and are executing our Cash Flow Plan in a highly efficient manner.

•      Indeed, the results from the fourth quarter of 2018 and the first quarter of 2019 demonstrate the benefits and success of the new plan. In executing this plan, EQT has already increased production volumes, delivered substantial operational efficiencies and reduced annual costs by $150 million, helping to drive meaningful free cash flow. Production volumes are increasing and cost savings are being realized, positioning EQT to achieve and surpass expectations.

•      By improving operations and reducing costs, the Company is delivering substantial and sustainable free cash flow growth. EQT has delivered more than $300 million in free cash flow over the past two quarters. The Company is also on track to generate approximately $300 to $400 million of adjusted free cash flow in 2019 and $2.9 billion of adjusted free cash flow over the next five years, with further upside expected to come from the Company’s Target 10% Initiative as we realize additional cost savings. Under the continued leadership of the Board and our new management team, which is now fully in place, we are laser-focused on optimizing lateral lengths, spacing and operating cadence, while reducing costs. And, importantly, we are committed to greater transparency and management accountability in driving these results for shareholders.

EQT’s focus is clear: the Company will continue to drive free cash flow growth and generate superior returns for shareholders, further demonstrating the successful transformation of EQT and the efficacy of its leadership and Cash Flow Plan. In light of all of this, we believe that the Company is on a strong trajectory, and it would not be in the best interests of EQT’s shareholders to replace the Board and management team again at this time.

AT A PIVOTAL MOMENT IN ITS HISTORY, EQT HAS THE RIGHT BOARD
COMPOSITION TO PROVIDE EFFECTIVE OVERSIGHT

It is important to underscore that our Board and management team are not opposed to, and indeed embrace, constructive disruption. EQT has implemented tangible, significant and value-creating changes over the last year designed to responsibly — but meaningfully — disrupt the status quo at EQT. In November 2018, the Board initiated a refreshment through the appointment of four new, highly experienced, independent directors. The new Board also initiated a wide range of governance reforms, including the establishment of the Operating and Capital Efficiency Committee in December 2018 to review and oversee the Company’s operations, capital deployment and selection of a new Chief Operating Officer.

The Board has now nominated three outstanding, new independent director candidates for election at the 2019 Annual Meeting with extensive upstream, operating and executive experience. Our new director nominees were chosen after an extensive search that was tailored to address the specific needs of the Company, the skill set of our incumbent directors and the desire for continued performance improvement. Our new director nominees bring valuable perspectives and highly relevant experience. Very importantly, all of EQT’s incumbent directors and nominees are committed to independence and the hallmarks of good governance.

We have serious reservations regarding your Nominees, however. Because you operate Rice Investment Group (“RIG”), a firm that makes investments in gas companies and gas-company vendors, and has a history of investing in companies that have sold or would be positioned to sell products and services to EQT, we have concerns about potential conflicts of interest and your independence and that of your Nominees. The fact that you personally reached out to company executives to try to persuade them to do business with RIG portfolio companies has informed the Board’s view on this issue. Additionally, a number of your other Nominees have a long history of friendship and service to the Rice family, and more than one have relatives who were employed by Rice Energy or its related companies and investors. The Rice family and many of your Nominees have significant investment businesses in energy that could conflict with EQT’s interests. We have carefully considered the composition of EQT’s Board so that it advances the Company’s interests and those of its shareholders. The Board should not be a friends-and-family club, and it is not in the best interests of all EQT shareholders for the Company to become a family business. Particularly given your family’s 3.1% ownership interest in EQT, and your brother’s position as a director on the EQT Board standing for reelection, we do not believe the addition of other Rice family members or their designees is appropriate or consistent with best-in-class governance practices.

Moreover, in addition to your Nominees not being sufficiently independent, we do not believe that the skill set of your Nominees is comparable to the depth, breadth and experience of the director candidates nominated by EQT. The Board believes that Danny brings relevant experience with regard to Rice Energy’s legacy assets as well as a former public company CEO’s perspective to the EQT boardroom. However, we fail to see why the Company needs two brothers with similar backgrounds and experience when we could benefit, by contrast, from directors with a variety of direct, large-company experience, as offered by the EQT nominees.

In short, we believe that the skill set, experience and independence of the EQT nominees make them better suited to continue to implement EQT’s turnaround while avoiding the conflicts of friends-and-family relationships.

EQT HAS THE RIGHT LEADERSHIP TEAM TO EXECUTE THE NEW PLAN

Over the last six months, the Company has successfully implemented a profound strategic shift; EQT is now focused on development optimization and efficiencies. Today, the Company is led by a strong and energized management team, including a new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and Head of Investor Relations.

Rob McNally, the Company’s new CEO, has been integral in steering the Company through its transformation as well as spearheading EQT’s new Cash Flow Plan. His deep knowledge of EQT’s business and commitment to capital discipline and operational excellence are evident in the results EQT has delivered under his new leadership. EQT’s energized, passionate employee base is a further testament to the strong culture and positive morale Rob and the new management team have fostered.

In the first quarter of 2019, EQT announced the appointment of Gary Gould as Chief Operating Officer. Gary is a proven leader with a lengthy and successful track record of enhancing well productivity, driving down costs and increasing efficiencies at Continental Resources and Chesapeake Energy, including in Appalachia. He has more than three decades of relevant industry experience, including in unconventional oil and gas in the Marcellus, and a record of driving operational efficiencies to achieve superior results.

With a reconstituted and actively engaged Board and management team, the Company is confident that it has the right team in place and is on the best path to continue to deliver on its ambitious and realistic plan.

EQT WOULD NOT BENEFIT FROM THE WHOLESALE REPLACEMENT OF ITS LEADERSHIP TEAM — THE COMPANY’S REFRESHED BOARD, LEADERSHIP AND EMPLOYEE BASE ARE ALREADY EXECUTING A SUCCESSFUL TURNAROUND

You told us that you would expect your nominees to appoint you as the CEO and then terminate approximately 15 of the Company’s department heads to replace them with people who had similar jobs at Rice Energy. You have told us that you don’t know who all of EQT’s department heads are or exactly whom you would replace, but you said you would want to change potentially all of them.

As reflected in the actions taken over the last year, we embrace disruption when we believe changes will yield improved results without introducing material risk to ongoing operations. In contrast, and following the Company’s significant refreshment of its team and strategy, we believe your plan would be incredibly counterproductive and destabilizing, especially amid a successful turnaround. The fact that you want to look to the former department heads of Rice Energy — a group that includes your spouse and your college baseball coach — to replace up to 15 of the Company’s current department heads emphatically underscores that your suggestions are inadvisable. We believe your plans are simply irresponsible and would undercut our successful efforts to drive cash flow growth and create shareholder value. Most troubling, plans like these provide evidence of your intent to put the interests of the Rice family and your family’s friends over the interests of all other EQT shareholders if you succeed in your effort to gain control of EQT.

We also have serious concerns, based on a review of what others have said about your time at Rice Energy, about your professionalism and experience. We note that, prior to the initial public offering of Rice Energy, you were removed as CEO. Instead, your brother, Danny Rice, served in that role following the company’s listing. The fact that you were replaced as the CEO at the time of the IPO speaks volumes, and we are not aware of anything that would cause us to reach a different conclusion than your own family members.

After a careful review of the Rice Group’s demands, our Board has determined that your campaign is primarily intended to promote the interests of the Rice family, not EQT. Your ideas, proposals and Nominees, therefore, are not in the best interests of all of the other shareholders of the Company.

As has been communicated here and previously, the Company has implemented profound, transformative and strategically disruptive changes, both within the Company itself and at the Board level, all of which have already set the Company on a strong trajectory. We would ask you, as a shareholder, to join us in looking to the future and supporting the turnaround.

Unanimously,

The Independent Members of the Board of Directors of EQT Corporation

Additional details regarding EQT’s director candidates and related matters can be found in the Company’s Notice of Annual Meeting, definitive proxy statement and other materials, including a GOLD universal proxy card, which will be filed with the U.S. Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2019 Annual Meeting of Shareholders.

About Janet L. Carrig

Ms. Carrig served as the Senior Vice President, General Counsel and Corporate Secretary of ConocoPhillips from 2007 through 2018, serving as Deputy General Counsel and Corporate Secretary from 2006 through 2007. From 2004 through 2006, she was a Partner at Zelle, Hofmann, Voelbel, Mason & Gette P.C. From 2003 through 2004, Ms. Carrig served as Senior Vice President, Chief Administrative Officer and Chief Compliance Officer of Kmart Corporation, and was Executive Vice President — Corporate Development, General Counsel and Secretary of Kellogg Company from 1999 through 2003. She has a long history of fiduciary responsibility to a wide range of institutional investors and has served as Trustee of Columbia Funds Series Trust I and Columbia Funds Variable Insurance Trust and predecessors since 1996.

Ms. Carrig brings extensive legal and corporate governance experience to EQT, having served as general counsel to Fortune 100 and Fortune 300 companies for over 20 years. Ms. Carrig also brings extensive executive leadership experience, substantial legal, regulatory and governance expertise and a strong E&P industry background, having served for over a decade as general counsel of ConocoPhillips. Ms. Carrig’s corporate and legal career, and her prior E&P industry experience, uniquely position her to provide leadership to the Board in legal affairs and corporate governance.

About James T. McManus II

Mr. McManus served as Chairman, Chief Executive Officer and President of Energen Corporation (“Energen”) from 2008 until its sale to Diamondback Energy, Inc. (“Diamondback”) in 2018. Prior to its acquisition by Diamondback in 2018, Energen was a publicly traded E&P company focused on drilling and development of high-quality acreage in the Permian Basin. Mr. McManus joined Energen in 1986 and held numerous senior-level positions over a 32-year career. Mr. McManus served as Chief Operating Officer of Energen’s E&P subsidiary, Energen Resources, from 1995 through 1997. In 1997, Mr. McManus assumed the role of President and Chief Operating Officer of Energen Resources, a role in which he served until becoming Chief Executive Officer and President of Energen in 2007 and then Chairman, Chief Executive Officer and President of Energen in 2008. Mr. McManus led the transformation of Energen to its position as a top independent oil and gas producer in the U.S. and ultimately led Energen in its exploration of strategic alternatives in 2018, culminating in the sale of Energen to Diamondback in a transaction that valued Energen at approximately $9.2 billion. Beginning in 2014, Mr. McManus served as a director on the board of Questar Corporation (“Questar”), a natural gas focused energy company, until the acquisition of Questar by Dominion Resources, Inc. in 2016 for approximately $4.4 billion, plus assumed debt. Additionally, Mr. McManus has prior experience serving on numerous industry boards, including the Independent Producers Association of America, the American Exploration Production Council, and the National Petroleum Council. Mr. McManus began his career at PricewaterhouseCoopers.

Mr. McManus’ long career in the industry and experience leading a publicly traded E&P company, including through a successful merger, equips him with substantial executive leadership, operations and M&A experience. Mr. McManus also possesses public company board experience and strong financial and accounting experience. Mr. McManus’ strong industry, leadership and operations experience will enable him to provide valuable insights to the Board.

About Valerie A. Mitchell

Ms. Mitchell is a founding member of Corterra Energy (“Corterra”) and has served as its Chief Executive Officer since 2016. Prior to Corterra, Ms. Mitchell served in several leadership positions at Newfield Exploration Company (“Newfield”), a publicly traded exploration and production company that was acquired by Encana Corporation in 2019, including as Vice President, Mid-Continent from 2015 through 2016, Vice President, Corporate Development from 2014 through 2015, and General Manager, Mid-Continent from 2011 through 2014.

Ms. Mitchell has a robust background in E&P, having spent the bulk of her career in the U.S. Mid-Continent, and has over 15 years of operational leadership experience. Ms. Mitchell’s experience running the Mid-Continent region at Newfield, with over $1 billion in annual investments in SCOOP and STACK drilling, enables her to bring significant insight into efficient growth, development and production of resources plays. Additionally, as a reservoir engineer with direct field experience, Ms. Mitchell brings valuable technical expertise to the Board with respect to operations and reserves.

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted free cash flow. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Important Information

EQT Corporation (the “Company”) filed a preliminary proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 8, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”).  Details concerning the Company’s nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the preliminary proxy statement.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s preliminary proxy statement for the 2019 Annual Meeting, filed with the SEC on May 8, 2019.  To the extent holdings of such participants in the Company’s securities have changed since the amounts described in (or are not set forth in) the preliminary proxy statement for the 2019 Annual Meeting, such changes (or initial ownership information and subsequent changes) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the definitive proxy statement and other relevant materials to be filed with the SEC by the Company, if and when they become available.

Contacts:

Analyst inquiries:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

bmclean@eqt.com

Media inquiries:

Linda Robertson — Media Relations and Brand Manager

412.553.7827

lrobertson@eqt.com

Source: EQT Corporation